Exhibit 10.18

RESTRICTED STOCK UNIT AGREEMENT

ENERNOC, INC.

This Restricted Stock Unit Agreement is made as of the                day of                                       , 20     (the “Grant Date”), by and between EnerNOC, Inc., a Delaware corporation having its principal place of business at 75 Federal Street, Suite 300, Boston, Massachusetts 02110 (the “Company”), and                                                  (the “Participant”).

WHEREAS, the Company has adopted the 2007 Employee, Director and Consultant Stock Plan (the “Plan”) to promote the interests of the Company by providing an incentive for employees, directors and consultants of the Company or its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant restricted stock units (“RSUs”) related to the Company’s common stock, $.001 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth;

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Grant of Award.  The Company hereby grants to the Participant an aggregate of                        RSUs (the “Award”) which represents a contingent entitlement of the Participant to receive shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference.  The Participant acknowledges receipt of a copy of the Plan.

2.             Vesting of Award.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as follows provided that the Participant remains continuously employed by the Company or an Affiliate through the applicable vesting date:

Number of RSUs	Vesting Date

25% of the RSUs	On the first anniversary of the Grant Date

An additional % of the RSUs rounded down to the nearest whole share	On the first day of each following the first anniversary of the Grant Date of this Agreement for

[Accelerated vesting on Change of Control to be determined on a grant-by-grant basis.]  [Notwithstanding the foregoing, in the event of a Change of Control (as defined below),     % of the RSUs which would have vested in each vesting installment remaining under this Award will be vested for purposes of Section 24(b) of the Plan unless this Award has otherwise expired or been terminated pursuant to its terms or the terms of the Plan.

Change of Control means the occurrence of any of the following events:

(i)                                     Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(ii)                                  Merger/Sale of Assets.  A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)                               Change in Board Composition.  A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of [insert grant date], or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).]

On the vesting date set forth above, the Participant shall be entitled to receive such number of shares of Common Stock equivalent to the number of RSUs set forth opposite such vesting date provided that the Participant is employed by the Company or an Affiliate on such vesting date.  Such shares of Common Stock shall thereafter be delivered by the Company to the Participant in accordance with this Agreement and the Plan and as required to comply with Section 409A of the Code.  Notwithstanding the foregoing, if the Participant is as of the vesting date a “specified employee” (as defined under Section 409A of the Code) then such payment of shares of Common Stock, if required by Section 409A of the Code, will be made six months after the date of such Separation from Service (as defined in Section 409A of the Code).

Except as otherwise set forth in this Agreement, if the Participant ceases to be employed for any reason by the Company or an Affiliate prior to a vesting date, then as of the date on which the Participant’s employment terminates, all unvested RSUs subject to this Award shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

3.             Prohibitions on Transfer and Sale.

This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.  Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4.             Adjustments.  The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as stock splits and mergers.  Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

5.             Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of shares of Common Stock issued hereunder shall be sold in accordance with the requirements of the Securities Act of 1933, as amended.

6.             Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

7.             Tax Liability of the Participant and Payment of Taxes.

The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.  Without limiting the foregoing, the Participant agrees that the Participant will owe taxes at each vesting date on the portion of the Award then vested and the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.  In connection with the foregoing, the Participant agrees that if an arrangement to pay the withholding obligation in cash has not been received by the Company prior to a vesting date, the Company shall authorize a registered broker (the “Broker”) to sell on such vesting date such number of shares of Common Stock otherwise deliverable to the Participant on vesting of the Award as the Company instructs the Broker to sell to satisfy the Company’s withholding obligation, after deduction of the Broker’s commission, and the Broker shall remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation.  In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by Broker in order to effectuate the sale of the shares of Common Stock and payment of the withholding obligation to the Company.  The Company shall not deliver any shares of Common Stock to the Participant until all withholdings have been made.

8.             Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a)           The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate.

(b)           The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

(c)           The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.

(d) The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and purchase price, if any.

(e)           The value of this Award is an extraordinary item of compensation outside of the scope of any employment.  As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.  The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(f)            The Participant authorizes his or her employer to furnish the Company (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of the Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

9.             Notices.  Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company at the principal business office listed on the first page of this Agreement.

If to the Participant at the address set forth in the Company’s employment directory, or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10.           Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

11.           Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the State of Massachusetts and agree that such litigation shall be conducted in the courts of Suffolk County, Massachusetts or the federal courts of the United States for the District of Massachusetts.

12.           Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

13.           Entire Agreement.  This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

14.           Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the day and year first above written.

ENERNOC, INC.

By:
Name:
Title:

Participant:

Print Name: